SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )*


                              Diversa Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   255064107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [x] Rule 13d-1(d)

--------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          -------------------
CUSIP No. 255064107                   13G                    Page 2 of 9 Pages
-------------------                                          -------------------
--------------------------------------------------------------------------------
   1.   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Syngenta Seeds AG
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY

--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland
--------------------------------------------------------------------------------
                         5.    SOLE VOTING POWER

                        --------------------------------------------------------
                         6.    SHARED VOTING POWER              1,928,610
  NUMBER OF SHARES
 BENEFICIALLY OWNED     --------------------------------------------------------
 BY EACH REPORTING       7.    SOLE DISPOSITIVE POWER
    PERSON WITH
                        --------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER         1,928,610

--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,928,610
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.4%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

------------------------                                     -------------------
CUSIP No. 255064107                   13G                    Page 3 of 9 Pages
------------------------                                     -------------------
--------------------------------------------------------------------------------
   1.   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Syngenta Crop Protection AG
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY

--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland
--------------------------------------------------------------------------------
                         5.    SOLE VOTING POWER

                        --------------------------------------------------------
  NUMBER OF SHARES       6.    SHARED VOTING POWER              1,928,610
 BENEFICIALLY OWNED
 BY EACH REPORTING      --------------------------------------------------------
    PERSON WITH          7.    SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER         1,928,610

--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,928,610
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.4%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  255064107                 13G                     Page 4 of 9 Pages
--------------------                                         -------------------
--------------------------------------------------------------------------------
   1.   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Syngenta AG
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY

--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland
--------------------------------------------------------------------------------
                         5.    SOLE VOTING POWER

                        --------------------------------------------------------
  NUMBER OF SHARES       6.    SHARED VOTING POWER               1,928,610
 BENEFICIALLY OWNED
 BY EACH REPORTING      --------------------------------------------------------
    PERSON WITH          7.    SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER          1,928,610

--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,928,610
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.4%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     Diversa Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

     4955 Directors Place
     San Diego, CA 92121

Item 2(a).  Name of Person Filing:

     Syngenta Seeds AG, Syngenta Crop Protection AG and Syngenta AG.

     Syngenta Seeds AG is the record and beneficial owner of 1,928,610 Shares (as defined below). Syngenta Seeds AG is a direct wholly-owned subsidiary of Syngenta Crop Protection AG. Syngenta Crop Protection AG is a direct wholly-owned subsidiary of Syngenta AG. As such, each of Syngenta Crop Protection AG and Syngenta AG may be deemed to be the beneficial owner of the 1,928,610 Shares of which Syngenta Seeds AG is the record holder.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     Syngenta Seeds AG: Schwarzwaldallee 215, CH-4058 Basel, Switzerland Syngenta Crop Protection AG: Schwarzwaldallee 215, CH-4058 Basel, Switzerland
     Syngenta AG: Schwarzwaldallee 215, CH-4058 Basel, Switzerland

Item 2(c).  Citizenship:

     Syngenta Seeds AG, Syngenta Crop Protection AG and Syngenta AG are companies organized under the laws of Switzerland.

Item 2(d).  Title of Class of Securities:

     Common Stock, par value $0.001 (the "Shares").

Item 2(e).  CUSIP Number:

     255064107

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act;

(b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (a) Amount beneficially owned: As of December 31, 2000 and December 31, 2001, 1,928,610 Shares. See response to Item 2(a).

     (b)  Percent of class: 5.4%. See response to Item 2(a).

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote: 0

         (ii) Shared power to vote or to direct the vote: 1,928,610. See response to Item 2(a).

        (iii)  Sole power to dispose or to direct the disposition of: 0

         (iv)  Shared power to dispose or to direct the disposition of:
               1,928,610. See response to Item 2(a).

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     Not applicable.

Item 9.   Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certifications.

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 26, 2002

                                             SYNGENTA SEEDS AG


                                             By: /s/ Verena Trutmann
                                                 -------------------------------
                                                 Name:  Verena Trutmann
                                                 Title: General Counsel


                                             By: /s/ Pierre-Etienne Boin
                                                 -------------------------------
                                                 Name:  Pierre-Etienne Boin
                                                 Title: Senior Legal Counsel


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 26, 2002


                                             SYNGENTA CROP PROTECTION AG


                                             By: /s/ Daniel Michaelis
                                                 -------------------------------
                                                 Name:  Daniel Michaelis
                                                 Title: Senior Corporate Counsel



                                             By: /s/ Hans Fricker
                                                 -------------------------------
                                                 Name: Hans Fricker
                                                 Title: Legal Counsel


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 26, 2002


                                             SYNGENTA AG


                                             By: /s/ Christoph Maeder
                                                 -------------------------------
                                                 Name:  Christoph Maeder
                                                 Title: Head Legal & Tax



                                             By: /s/ Damian Heller
                                                 -------------------------------
                                                 Name:  Damian Heller
                                                 Title: Company Secretary


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).